Exhibit 99.2
May 9, 2017

Contact:	Investor contact:
Media Relations	Lavanya Sareen
(206) 304-0008	Managing Director, Investor Relations
newsroom@alaskaair.com	(206) 392-5656

Alaska Air Group Reports April 2017 Operational Results

SEATTLE - Alaska Air Group Inc. (NYSE: ALK) today reported April and year-to-date operational results on a consolidated basis, for its mainline operations operated by subsidiaries Alaska Airlines, Inc. (Alaska) and Virgin America Inc., (Virgin America), and for its regional flying operated by subsidiary Horizon Air Industries, Inc. (Horizon) and third-party regional carriers, SkyWest Airlines and Peninsula Airlines (Regional).
Air Group's acquisition of Virgin America took place on December 14, 2016. Operational results below include Virgin America results from pre-acquisition periods for comparison.

AIR GROUP
On a combined basis for all operations, Air Group reported a 7.8 percent increase in traffic on a 4.6 percent increase in capacity compared to April 2016. Load factor increased 2.5 points to 86.6 percent.
The following table shows the operational results for April and year-to-date compared to the prior-year periods(1):

	April			Year-to-Date
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	3,674	3,421	7.4%	13,691	13,021	5.1%
Revenue passenger miles RPM (000,000) "traffic"	4,346	4,033	7.8%	16,054	15,220	5.5%
Available seat miles ASM (000,000) "capacity"	5,019	4,797	4.6%	19,413	18,516	4.8%
Passenger load factor	86.6%	84.1%	2.5 pts	82.7%	82.2%	0.5 pts

(1)	2016 information has been adjusted to include Virgin America operating results for comparison.

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ALASKA
Alaska reported an 8.9 percent increase in traffic on a 6.1 percent increase in capacity compared to April 2016. Load factor increased 2.3 points to 87.2 percent. Alaska also reported 81.6 percent of its flights arrived on time in April 2017, compared to 89.4 percent reported in April 2016.
The following table shows Alaska's operational results for April and year-to-date compared to the prior-year periods:

	April			Year-to-Date
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	2,208	2,014	9.6%	8,158	7,656	6.6%
RPMs (000,000)	2,986	2,741	8.9%	11,077	10,458	5.9%
ASMs (000,000)	3,425	3,228	6.1%	13,224	12,582	5.1%
Passenger load factor	87.2%	84.9%	2.3 pts	83.8%	83.1%	0.7 pts
On-time arrivals as reported to U.S. DOT	81.6%	89.4%	(7.8) pts	79.2%	88.0%	(8.8) pts
VIRGIN AMERICA
Virgin America traffic increased 4.5 percent on a 0.8 percent increase in capacity compared to April 2016. Load factor increased 3.1 points to 87.2 percent. Virgin America also reported 64.6 percent of its flights arrived on time in April 2017, compared to 76.4 percent in April 2016.
The following table shows Virgin America operational results for April and year-to-date compared to the prior-year periods:

	April			Year-to-Date
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	684	661	3.5%	2,517	2,427	3.7%
RPMs (000,000)	1,039	994	4.5%	3,776	3,609	4.6%
ASMs (000,000)	1,191	1,182	0.8%	4,652	4,447	4.6%
Passenger load factor	87.2%	84.1%	3.1 pts	81.2%	81.2%	—
On-time arrivals as reported to U.S. DOT	64.6%	76.4%	(11.8) pts	64.6%	77.1%	(12.5) pts

REGIONAL
Regional traffic increased 7.7 percent on a 4.1 percent increase in capacity compared to April 2016. Load factor increased 2.7 points to 79.7 percent. Regional also reported 86.6 percent of its flights arrived on time in April 2017, compared to 89.9 percent in April 2016.
The following table shows regional operational results for April and year-to-date compared to the prior-year periods:
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	April			Year-to-Date
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	782	746	4.8%	3,016	2,938	2.7%
RPMs (000,000)	321	298	7.7%	1,201	1,153	4.2%
ASMs (000,000)	403	387	4.1%	1,537	1,487	3.4%
Passenger load factor	79.7%	77.0%	2.7 pts	78.1%	77.5%	0.6 pts
On-time arrivals as reported to U.S. DOT	86.6%	89.9%	(3.3) pts	76.4%	88.3%	(11.9) pts

Alaska Airlines, together with Virgin America and its regional partners, flies 40 million customers a year to 118 destinations with an average of 1,200 daily flights across the United States and to Mexico, Canada, Costa Rica and Cuba. With Alaska and Alaska Global Partners, customers can earn and redeem miles on flights to more than 900 destinations worldwide. Alaska Mileage Plan ranked “Highest in Customer Satisfaction with Airline Loyalty Rewards Programs” in the J.D. Power Airline Loyalty/Rewards Program Satisfaction Report for the last three consecutive years.  Learn more about Alaska’s award-winning service and unmatched reliability at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines, Virgin America and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).
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